                                                                  EXHIBIT 10.22


                 SUMMARY OF SERVICE CORPORATION INTERNATIONAL

                     1995 LONG TERM CASH PERFORMANCE PLAN


* The Plan provides for 1995 grants of performance-based cash awards to SCI senior officers.

* Grants will be made in 1995 based on competitive levels of long-term incentive compensation for other companies of similar size.

*        All or part of these awards vest each year based on earnings per share
         (EPS) performance. At the end of three years, all or any part of the awards not previously vested will be forfeited.

*        Vesting may begin in 1996 based on 1995 growth over 1994 EPS.

* Vesting would be accelerated in the event of death, disability or change of control.

*        Upon vesting, all required taxes will be withheld from cash payments.